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                                                                     EXHIBIT 5.1



April 9, 1997



Peerless Group, Inc.
1212 East Arapaho Road
Richardson, Texas  75081

Gentlemen:

We have acted as special counsel to Peerless Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,500,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company that may be issued pursuant to the Peerless Systems, Inc. Amended and Restated Stock Option Plan, the Peerless Group, Inc. 1997 Stock Option Plan, the Peerless Group, Inc. Employee Stock Purchase Plan and Option Agreements between the Company and each of John C. Andrews, Allen D. Fleener, David O'Connor and Jane C. Walsh (collectively, the "Plans"). The law covered by the opinions expressed herein is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware.

In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company; (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plans and the granting of awards thereunder; (iii) the Plan of Merger dated as of June 17, 1996 by and between the Company and TPG Holdings, Inc.; (iv) the Plans and the forms of award agreements pertaining thereto; and (v) such other documents as we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
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Peerless Group, Inc.
April 9, 1997
Page 2


Furthermore, we have assumed that the exercise prices of all stock options that may be granted under the Plans will equal or exceed the par value per share of the Common Stock and that the Peerless Group, Inc. 1997 Stock Option Plan will be approved by the stockholders of the Company at the Company's 1997 Annual Meeting of Stockholders. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 1,500,000 shares of Common Stock covered by the Registration Statement which may be issued from time to time in accordance with the terms of the Plans have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plans and any related option or other applicable agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption, "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,


/s/ Haynes and Boone, LLP
Haynes and Boone, LLP